Exhibit 99.8
Execution Version
JOINDER AND WAIVER TO STOCKHOLDERS AGREEMENT
     This JOINDER AND WAIVER TO STOCKHOLDERS AGREEMENT (this “Agreement”) is made and entered into this 19th day of July 2010 by and among TD AMERITRADE Holding Corporation (the “Company”), the stockholders of the Company listed on the signature pages hereto under the heading “R Parties” (collectively, the “R Parties”), The Toronto-Dominion Bank, a Canadian chartered bank (“TD Bank”), TD Discount Brokerage Holdings LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of TD Bank (“TD Holdings”), TD Discount Brokerage Acquisition LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of TD Bank (“TD Acquisition”), and TD Discount Brokerage Hedging LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of TD Bank (“TD Hedging” and, collectively with TD Bank, TD Holdings and TD Acquisition, “TD”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Stockholders Agreement (defined below).
RECITALS
     WHEREAS, the Company, the R Parties, TD Bank and TD Holdings are parties to that certain Stockholders Agreement, dated as of June 22, 2005, as amended (the “Stockholders Agreement”);
     WHEREAS, TD Acquisition and TD Hedging have each become owners of record of shares of common stock of the Company;
     WHEREAS Section 2.1(c) of the Stockholders Agreement requires TD and the R Parties to reduce the number of Voting Securities Beneficially Owned by such persons under certain circumstances;
     WHEREAS, the Company entered into a stock repurchase plan on May 7, 2010 (the “Repurchase Plan”); and
     WHEREAS, each of TD, the R Parties and the Company agree that TD shall have until July 5, 2011 to effect the reduction, if any, required by Section 2.1(c) of the Stockholders Agreement to the extent (and only to the extent) such reduction is required as a result of repurchases of common stock of the Company under the Repurchase Plan.
     NOW THEREFORE, in consideration of the foregoing and of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound thereby, the parties hereto agree as follows.
ARTICLE I
JOINDER
     SECTION 1.1. Agreement to be Bound. TD Acquisition and TD Hedging hereby agree that, from and after the date each acquired common stock of the Company, each shall be a party to the Stockholders Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Stockholders Agreement to the same extent as TD Bank. TD Bank acknowledges and agrees that it is and shall remain responsible for any breach of the Stockholders Agreement by TD Acquisition or TD Hedging.

ARTICLE II
WAIVER
     SECTION 2.1. Section 2.1(c). The parties agree that any requirement that TD reduce, pursuant to Section 2.1(c) of the Stockholders Agreement, as soon as reasonably practicable the number of Voting Securities Beneficially Owned, to the extent (and only to the extent) such reduction is necessary as a result of the Repurchase Plan, is hereby waived, provided that TD shall take all actions reasonably necessary so that such reduction shall be completed no later than July 5, 2011 (but in no manner that would require TD to (i) incur liability under Section 16(b) of the Exchange Act or (ii) Transfer Voting Securities during a period in which (x) the Company has imposed trading restrictions on Directors or other Affiliates of the Company or (y) the general counsel of the Company has determined that the Company or TD is in possession of material nonpublic information relating to the Company). Except as set forth in the prior sentence, all provisions of Section 2.1(c) shall remain in full force and effect, including, without limitation, the provision whereby TD shall not, and shall not cause any of its Affiliates to, exercise any voting rights in respect of any Voting Securities Beneficially Owned by such Person to the extent such Voting Securities exceed the TD Ownership Limitation Percentage (including, for the avoidance of doubt, any Voting Securities that are the subject of this Agreement), or alternatively, upon the request of the Company, shall cause such shares in excess of the TD Ownership Limitation Percentage to be voted, on any matter submitted to the holders of the Common Stock for a vote, in the same proportions as the votes cast by all holders of Common Stock other than TD, the R Parties and their respective Affiliates, and nothing in this Agreement shall in any way increase the TD Ownership Limitation Percentage.
     SECTION 1.2. Termination of Waiver. The waiver granted in Section 2.1 above shall terminate without any further action by any of the parties hereto and shall have no further force and effect on July 5, 2011.
ARTICLE III
MISCELLANEOUS
     SECTION 3.1. Continued Effect of Original Agreement. As modified hereby, the Stockholders Agreement is hereby ratified and confirmed and agreed to by all of the parties hereto and continues in full force and effect. All references in the Stockholders Agreement to the “Agreement” shall be read as references to the Stockholders Agreement as modified by this Agreement and as it may be further amended, supplemented, restated or otherwise modified from time to time.
     SECTION 3.2. Counterparts. This Agreement may be executed by facsimile in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.
     SECTION 3.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (except to the extent that mandatory provisions of federal law are applicable), without giving effect to the principles of conflicts of law, and shall be binding upon the successors and assigns of the parties.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

COMPANY:			R PARTIES:

TD AMERITRADE HOLDING CORPORATION			/s/ J. Joe Ricketts
J. Joe Ricketts
By:	/s/ Fredric J. Tomczyk
	Name:	Fredric J. Tomczyk
	Title:	Chief Executive Officer	/s/ Marlene M. Ricketts
Marlene M. Ricketts

TD:			MARLENE M. RICKETTS 1994 DYNASTY TRUST

THE TORONTO-DOMINION BANK			By:	/s/ J. Peter Ricketts
				Name:	J. Peter Ricketts
By:	/s/ Riaz Ahmed			Title:	Trustee
	Name:	Riaz Ahmed
	Title:	Group Head, Corporate Development, Enterprise Strategy and Treasury	J. JOE RICKETTS 1996 DYNASTY TRUST

TD DISCOUNT BROKERAGE HOLDINGS LLC			By:	/s/ J. Peter Ricketts
				Name:	J. Joe Ricketts
By:	/s/ Frank Tripodi			Title: Trustee
Name: Frank Tripodi
	Title:	Vice President and Treasurer

TD DISCOUNT BROKERAGE ACQUISITION LLC

By:	/s/ Frank Tripodi

	Name:	Frank Tripodi
	Title:	Vice President and Treasurer

TD DISCOUNT BROKERAGE HEDGING LLC

By:	/s/ Frank Tripodi

	Name:	Frank Tripodi
	Title:	Vice President and Treasurer